Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated August 14, 2025 relating to the Class A ordinary shares, par value US$0.001 per share, of AtRenew Inc. shall be filed on behalf of the undersigned.

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS X, L.P. By: Tiger Global PIP Performance X, L.P. Its General Partner By: Tiger Global PIP Management X, Ltd. Its General Partner By: /s/ Eric Lane*
Name: Eric Lane
Title: President & Chief Operating Officer

TIGER GLOBAL PIP PERFORMANCE X, L.P. By: Tiger Global PIP Management X, Ltd. Its General Partner By: /s/ Eric Lane*
Name: Eric Lane
Title: President & Chief Operating Officer

TIGER GLOBAL PIP MANAGEMENT X, LTD. By: /s/ Eric Lane*
Name: Eric Lane
Title: President & Chief Operating Officer

TIGER GLOBAL MANAGEMENT, LLC By: /s/ Eric Lane*
Name: Eric Lane
Title: President & Chief Operating Officer

CHARLES P. COLEMAN III By: /s/ Charles P. Coleman III